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                                   EXHIBIT 12



               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  SALTON, INC.

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

                                         13 WEEKS
                                           ENDED                                 YEAR ENDED
                                         9/30/00
(THOUSANDS, EXCEPT RATIOS)              (UNAUDITED)        2000          1999            1998           1997          1996
                                        -----------        ----          ----            ----           ----          ----
Fixed Charges
     Interest and amortization
      of debt issuance costs on
      all indebtedness                   $  9,887       $ 31,102       $ 15,864       $  7,336       $  4,967       $  3,934


     Add interest element
      implicit in rentals                     885          1,923          1,158            521            394            222
                                         --------       --------       --------       --------       --------       --------



     Total fixed charges                 $ 10,772       $ 33,025       $ 17,022       $  7,857       $  5,361       $  4,156
                                         ========       ========       ========       ========       ========       ========

Income
     Income before income
      taxes                              $ 34,404       $146,903       $ 53,863       $ 32,186       $  6,400       $  1,146
     Add fixed charges                     10,772         33,025         17,022          7,857          5,361          4,156
                                         --------       --------       --------       --------       --------       --------

     Income before fixed
      charges and income taxes           $ 45,176       $179,928       $ 70,885       $ 40,043       $ 11,761       $  5,302
                                         ========       ========       ========       ========       ========       ========

Ratio of earnings to
 fixed charges                               4.19           5.45           4.16           5.10           2.19          1.28
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